EXHIBIT 5.1

July 28, 2006

O2Diesel Corporation
100 Commerce Drive
Suite 301
Newark, Delaware 19713

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to O2Diesel Corporation (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 4,457,609 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), for resale by certain selling stockholders listed on Exhibit A, which consists of (i) 82,850 shares of Common Stock issued in a private placement completed on June 10, 2005 pursuant to the several Subscription Agreements, between the Company and the several Subscribers named therein (the “Subscription Agreements”); (ii) 41,425 shares of common stock issuable upon exercise of the warrants granted to the several Subscribers pursuant to the Subscription Agreements (the “Subscription Warrants,” and each a “Subscription Warrant”); (iii) 2,666,667 shares of Common Stock issuable upon exercise of warrants issued in a private placement pursuant to the Common Stock and Warrant Purchase Agreement, by and between the Company and UBS AG, London (the “UBS Agreement”) completed on April 27, 2006 (“UBS Warrant”); and (iv) 1,666,667 shares of Common Stock issuable upon exercise of warrants issued in a private placement pursuant to the Common Stock and Warrant Purchase Agreement, by and between the Company and Standard Bank Plc (the “Standard Bank Agreement”) completed on April 27, 2006 (the “Standard Bank Warrant,” and collectively with the Subscription Warrants and the UBS Warrant, the “Warrants,” and each a “Warrant”).

O2Diesel Corporation
July 28, 2006

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (the “Documents”):

(a)  The Registration Statement;

(b)  The Subscription Agreements;

(c)  The UBS Agreement;

(d)  The Standard Bank Agreement;

(e)  The Warrants;

(f)  The Certificate of Incorporation of the Company, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Certificate”);

(g)  The Bylaws of the Company, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Bylaws”); and

(h)  The Resolutions of the Board of Directors, adopted on February 15, 2005, July 28, 2005, and April 10, 2006, as certified by the Chief Executive Officer of the Company, as of the date hereof (the “Resolutions”).

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

O2Diesel Corporation
July 28, 2006

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the General Corporation Law of the State of Delaware, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, upon the assumption that there have been no material changes in the Documents we have examined and the matters investigated referred to above, we are of the opinion that 82,850 shares of Common Stock included in the Registration Statement have been validly issued and are fully paid and nonassessable.

Also based on the foregoing and subject to the qualifications set forth in the preceding paragraphs, we are of the opinion that the remaining 4,374,759 shares included in the Registration Statement, when issued upon exercise of the Warrants for legal consideration of not less than $0.0001 per share, will have been validly issued and will be fully paid and nonassessable.

O2Diesel Corporation
July 28, 2006

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

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We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Arnold & Porter LLP

By:  /s/ Kevin J. Lavin

Kevin J. Lavin, Esq.

EXHIBIT A

Number of Shares
Name of Selling Shareholder	to be Registered

UBS AG	2,666,667
Standard Bank Plc	1,666,667
Eduardo Hernández Rivera	27,375
Franklin Velarde Cieza	6,480
Ana Gascon Ortega	4,500
Enrique Sola Poetter	3,750
Jesus Iruzubieta Estebas	28,650
Faustino Burguillo Arroyo	10,500
Jose Viano Arca	4,110
Mercedes Cerezo Vitores	27,270
Jordi Parello Izquierdo	6,390
Montse Fresquet Penaranda	5,250
Total	4,457,609